This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated February
 6, 1998 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Furman Selz LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

           (Including the associated Preferred Share Purchase Rights)

                                       of

                           Pacific Scientific Company

                                       at

                              $30.25 Net Per Share

                                       by

                             ACC Acquisition Corp.

                     an indirect wholly owned subsidiary of

                              Danaher Corporation

                    ACC Acquisition Corp., a California corporation (the "Purchaser") and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation ("Danaher"), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Shares"), of Pacific Scientific Company, a California corporation (the "Company"), including the associated preferred share purchase rights (together with the Common Shares, the "Shares") issued pursuant to the Rights Agreement, dated as of December 31, 1997, as amended as of January 31, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, at $30.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 6, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Following the Offer, the Purchaser intends to effect the Merger described below.


     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON FRIDAY, MARCH 6, 1998, UNLESS THE OFFER IS EXTENDED.

                    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST 90% OF THE SHARES OUTSTANDING ON THE DATE OF PURCHASE ("THE MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS.

                    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 31, 1998 (the "Merger Agreement"), by and among the Company, DH Holdings Corp., a Delaware corporation and a direct wholly owned subsidiary of Danaher ("Holdings"), and the Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. At the effective time of the Merger, each outstanding Share (other than Shares held in the treasury of the Company or by any wholly owned subsidiary of the Company and Shares owned by Holdings, the Purchaser or any other wholly owned subsidiary of Holdings or the Purchaser or held by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under California law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest.

                    As indicated above, the Merger Agreement contemplates a two-step transaction in which, following consummation of the Offer, the Merger occurs. Under California law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Holdings, the Purchaser and the Company have agreed to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with the General Corporation Law of the State of California. However, under California law, the Merger may not be accomplished for cash paid to the remaining Company shareholders if the Purchaser, Holdings or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all of the remaining shareholders of the Company consent to the Merger or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, Parent and the Company intend to proceed simultaneously with an alternative to this two-step transaction in which the Company pursues a one-step cash merger at the Offer Price. This one-step transaction would require the affirmative vote of a majority of the Company's outstanding voting stock. In the event the Minimum Condition is not fulfilled, the Merger Agreement contemplates that the Offer will be terminated and Parent and the Company will seek to implement the one-step cash merger transaction. In furtherance of the foregoing, if on the scheduled Expiration Date (or any extension thereof) all of the conditions to the Offer other than the Minimum Condition are satisfied but less than 90% of the outstanding Shares have been validly tendered and not withdrawn in the Offer, the Purchaser has agreed to extend the Offer for one additional business day (or such longer time as may be agreed to by the Purchaser and the Company), and to effect additional extensions as necessary until the earlier of (i) the close of business on the business day immediately prior to the Special Meeting of the Company's shareholders to be called to approve the Merger or (ii) such time as the Minimum Condition has been satisfied.

                    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering shareholders. Under no circumstance will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

                    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 midnight, New York City time, on Friday, March 6, 1998 (or the latest time and date at which the Offer, if extended by the Purchaser, shall expire) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 6, 1998, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers of the particular Share Certificates and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

                    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

                    The Company has provided the Purchaser with its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

                    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                    Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and locations listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent at its address and telephone number set forth below. Such copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                            New York, New York 10005
                                 (800) 848-3409

                      The Dealer Manager for the Offer is:

                                  Furman Selz

                                230 Park Avenue

                            New York, New York 10169
                                 (888) 584-4166

     February 6, 1998